InterOil Corporation Consolidated Financial Statements (Unaudited, Expressed in United States dollars) Quarter and three months ended March 31, 2010 and 2009

InterOil Corporation Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

InterOil Corporation Consolidated Balance Sheets (Unaudited, Expressed in United States dollars)

	As at
	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$

Assets
Current assets:
Cash and cash equivalents (note 5)	41,227,706	46,449,819	42,644,319
Cash restricted (note 7)	28,000,507	22,698,829	17,100,097
Trade receivables (note 8)	73,230,376	61,194,136	41,437,218
Other assets	640,262	639,646	1,499,007
Inventories (note 9)	85,587,122	70,127,049	73,669,643
Prepaid expenses	2,918,532	6,964,950	2,137,765
Total current assets	231,604,505	208,074,429	178,488,049
Non-current assets:
Cash restricted (note 7)	6,614,444	6,609,746	281,527
Goodwill (note 14)	6,626,317	6,626,317	5,761,940
Plant and equipment (note 10)	220,802,427	221,046,709	219,930,265
Oil and gas properties (note 11)	194,671,330	172,483,562	145,768,637
Future income tax benefit	15,694,630	16,912,969	2,740,725
Total non-current assets	444,409,148	423,679,303	374,483,094
Total assets	676,013,653	631,753,732	552,971,143
Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued liabilities (note 12)	100,911,605	59,372,354	64,173,145
Commodity derivative contracts (note 7)	534,000	-	265,400
Working capital facilities (note 15)	25,164,539	24,626,419	43,320,547
Current portion of Secured loan (note 18)	9,000,000	9,000,000	9,000,000
Current portion of Indirect participation interest (note 19)	540,002	540,002	540,002
Total current liabilities	136,150,146	93,538,775	117,299,094
Non-current liabilities:
Secured loan (note 18)	43,645,264	43,589,278	52,421,319
8% subordinated debenture liability (note 22)	-	-	65,767,840
Deferred gain on contributions to LNG project (note 13)	13,076,272	13,076,272	13,076,272
Indirect participation interest (note 19)	39,640,622	39,559,718	73,316,456
Total non-current liabilities	96,362,158	96,225,268	204,581,887
Total liabilities	232,512,304	189,764,043	321,880,981
Non-controlling interest (note 20)	13,582	13,596	7,305
Shareholders' equity:
Share capital (note 21)
Authorised - unlimited
Issued and outstanding - 43,705,654
(Dec 31, 2009 - 43,545,654)
(Mar 31, 2009 - 36,636,623)	619,565,842	613,361,363	386,424,549
8% subordinated debentures (note 22)	-	-	10,837,394
Contributed surplus	20,639,744	21,297,177	16,644,827
Warrants (note 24)	-	-	2,119,034
Accumulated Other Comprehensive Income	7,259,007	8,150,976	15,460,503
Conversion options (note 19)	13,270,880	13,270,880	17,140,000
Accumulated deficit	(217,247,706)	(214,104,303)	(217,543,450)
Total shareholders' equity	443,487,767	441,976,093	231,082,857
Total liabilities and shareholders' equity	676,013,653	631,753,732	552,971,143

See accompanying notes to the consolidated financial statements. Commitments and contingencies (note 26), Going Concern (note 2(b))
On behalf of the Board - Phil Mulacek, Director    Christian Vinson, Director

Consolidated Financial Statements   INTEROIL CORPORATION  1

InterOil Corporation Consolidated Statement of Operations (Unaudited, Expressed in United States dollars)

	Quarter ended
	March 31,	March 31,
	2010	2009
	$	$

Revenue
Sales and operating revenues	177,450,435	160,840,555
Interest	41,549	76,061
Other	1,326,542	745,711
	178,818,526	161,662,327

Expenses
Cost of sales and operating expenses	158,600,338	136,410,715
Administrative and general expenses	8,725,137	7,162,792
Derivative (gains)/losses	946,350	(1,276,710)
Legal and professional fees	1,768,512	1,240,686
Exploration costs, excluding exploration impairment (note 11)	5,276	216,046
Short term borrowing costs	1,037,707	1,064,795
Long term borrowing costs	1,084,344	3,571,146
Depreciation and amortization	3,384,778	3,380,575
Foreign exchange loss	3,078,626	6,389,914
	178,631,068	158,159,959

Income before income taxes and non-controlling interest	187,458	3,502,368

Income taxes
Current (expense)/benefit	(1,979,606)	688,116
Future (expense)/benefit	(1,351,270)	(1,544,934)
	(3,330,876)	(856,818)

(Loss)/income before non-controlling interest	(3,143,418)	2,645,550

Non-controlling interest (note 20)	15	(2,070)

Net (loss)/income	(3,143,403)	2,643,480

Basic (loss)/income per share (note 25)	(0.07)	0.07
Diluted (loss)/income per share (note 25)	(0.07)	0.07
Weighted average number of common shares outstanding
Basic (Expressed in number of common shares)	43,582,965	35,780,538
Diluted (Expressed in number of common shares)	43,582,965	36,012,528

See accompanying notes to the consolidated financial statements

Consolidated Financial Statements   INTEROIL CORPORATION  2

InterOil Corporation Consolidated Statement of Cash Flows (Unaudited, Expressed in United States dollars)

	Quarter ended
	March 31,	March 31,
	2010	2009
	$	$

Cash flows provided by (used in):

Operating activities
Net (loss)/profit	(3,143,403)	2,643,480
Adjustments for non-cash and non-operating transactions
Non-controlling interest	(15)	2,070
Depreciation and amortization	3,384,778	3,380,575
Future income tax asset	1,218,339	329,457
Amortization of discount on debentures liability	-	727,773
Amortization of deferred financing costs	55,986	55,986
Loss on hedge contracts	-	75,100
Timing difference between derivatives recognised
and settled	534,000	15,339,450
Stock compensation expense, including restricted stock	1,465,630	1,424,453
Inventory revaluation	27,517	205,546
Oil and gas properties expensed	5,276	216,046
Loss on proportionate consolidation of LNG project	-	724,357
Unrealized foreign exchange gain	(50,284)	(1,933,145)
Change in operating working capital
Increase in trade receivables	(36,652,056)	(1,815,112)
Increase in unrealised hedge gains	-	10,277,125
Decrease in other assets and prepaid expenses	4,045,802	1,020,687
(Increase)/decrease in inventories	(16,171,989)	6,714,079
Increase/(decrease) in accounts payable and accrued liabilities	49,320,104	(20,801,421)
Net cash from operating activities	4,039,685	18,586,506

Investing activities
Expenditure on oil and gas properties	(29,370,236)	(23,620,864)
Proceeds from IPI cash calls	14,199,331	1,972,250
Expenditure on plant and equipment	(3,140,496)	274,719
Proceeds received on sale of exploration assets	13,903,682	-
(Increase)/decrease in restricted cash held as security on
borrowings	(5,306,376)	8,903,416
Change in non-cash working capital
(Decrease)/increase in accounts payable and accrued liabilities	(5,167,239)	5,148,486
Net cash used in investing activities	(14,881,334)	(7,321,993)

Financing activities
Proceeds from Clarion Finanz for Elk option agreement	-	3,577,288
Proceeds from Petromin for Elk participation agreement	1,000,000	3,435,000
Proceeds from/(repayments of) working capital facility	538,120	(25,471,855)
Proceeds from issue of common shares/conversion of debt,
exercise of warrants, net of transaction costs	4,081,416	868,801
Net cash from/(used in) financing activities	5,619,536	(17,590,766)

Decrease in cash and cash equivalents	(5,222,113)	(6,326,253)
Cash and cash equivalents, beginning of period	46,449,819	48,970,572
Cash and cash equivalents, end of period (note 5)	41,227,706	42,644,319
See accompanying notes to the consolidated financial statements
See note 6 for non cash financing and investing activities

Consolidated Financial Statements   INTEROIL CORPORATION  3

InterOil Corporation Consolidated Statements of Shareholders' Equity (Unaudited, Expressed in United States dollars)

	Quarter ended	Year ended	Quarter ended
	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Share capital

At beginning of period	613,361,363	373,904,356	373,904,356
Issue of capital stock (note 21)	6,204,479	239,457,007	12,520,193
At end of period	619,565,842	613,361,363	386,424,549
8% subordinated debentures

At beginning of period	-	10,837,394	10,837,394
Conversion to common shares during the period (note 22)	-	(10,837,394)	-
At end of period	-	-	10,837,394
Contributed surplus

At beginning of period	21,297,177	15,621,767	15,621,767
Fair value of options exercised transferred to share capital (note 23)	(2,123,063)	(2,185,642)	(401,393)
Stock compensation expense (note 23)	1,465,630	8,290,681	1,424,453
Loss on extinguishment of IPI conversion options (note 19)	-	(649,187)	-
Lapsed warrants transferred to contributed surplus	-	219,558	-
At end of period	20,639,744	21,297,177	16,644,827
Warrants

At beginning of period	-	2,119,034	2,119,034
Conversion to common shares (note 24)	-	(1,899,476)	-
Lapsed warrants transferred to contributed surplus	-	(219,558)	-
At end of period	-	-	2,119,034
Accumulated Other Comprehensive Income
Deferred hedge gain/(loss)
At beginning of period	-	18,012,500	18,012,500
Deferred hedge movement for the period, net of tax (note 7)	-	(18,012,500)	(5,908,775)
Deferred hedge gain/(loss) at end of period	-	-	12,103,725
Foreign currency translation reserve
At beginning of period	8,150,976	9,685,806	9,685,806
Foreign currency translation movement for the period, net of tax	(891,969)	(1,534,830)	(6,329,028)
Foreign currency translation reserve at end of period	7,259,007	8,150,976	3,356,778
Accumulated other comprehensive income at end of period	7,259,007	8,150,976	15,460,503
Conversion options

At beginning of period	13,270,880	17,140,000	17,140,000
Movement for the period (note 19)	-	(3,869,120)	-
At end of period	13,270,880	13,270,880	17,140,000
Accumulated deficit

At beginning of period	(214,104,303)	(220,186,930)	(220,186,930)
Net (loss)/income for the period	(3,143,403)	6,082,627	2,643,480
At end of period	(217,247,706)	(214,104,303)	(217,543,450)
Shareholders' equity at end of period	443,487,767	441,976,093	231,082,857
See accompanying notes to the consolidated financial statements

Consolidated Financial Statements   INTEROIL CORPORATION  4

InterOil Corporation Consolidated Statements of Comprehensive Income (Unaudited, Expressed in United States dollars)

	Quarter ended
	March 31,	March 31,
	2010	2009
	$	$

Net (loss)/income as per Statement of Operations	(3,143,403)	2,643,480

Other comprehensive loss, net of tax	(891,969)	(12,237,803)

Comprehensive loss	(4,035,372)	(9,594,323)
See accompanying notes to the consolidated financial statements

Consolidated Financial Statements   INTEROIL CORPORATION  5

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

1.	Nature of operations and organization

InterOil Corporation (the "Company" or "InterOil") is a publicly traded, integrated oil and gas company operating in Papua New Guinea (“PNG”).

Management has organized the Company’s operations into four major segments - Upstream, Midstream, Downstream and Corporate.  Upstream includes Exploration and Production operations for crude oil and natural gas in PNG. Midstream consists of both Midstream Refining and Midstream Liquefaction.  Midstream Refining includes refining of products for domestic market in Papua New Guinea and exports, and Midstream Liquefaction includes the work being undertaken to further the Liquefied Natural Gas Project (”LNG project”) in PNG.  Downstream includes Wholesale and Retail Distribution of refined products in PNG.  Corporate engages in business development and improvement, common services and management, financing and treasury, government and investor relations.  Common and integrated costs are recovered from business segments on an equitable driver basis.

2.	Significant accounting policies

The principal accounting policies adopted in the preparation of the financial report are set out below.  These policies have been consistently applied for all years presented, unless otherwise stated.

(a)	Basis of preparation

These financial statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) applicable to a going concern.

The consolidated financial statements for the three months ended March 31, 2010 are in accordance with Canadian GAAP which requires the use of certain critical accounting estimates.  It also requires management to exercise its judgment in the process of applying Company’s accounting policies.  These estimates and judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  Actual results could differ from these estimates. The effect of changes in estimates on future periods have not been disclosed in these consolidated financial statements as estimating it is impracticable.

Rate Regulation

InterOil is currently the sole refiner of hydrocarbons in Papua New Guinea under our 30 year agreement with the Papua New Guinea Government, which expires in 2035.  The government has undertaken to ensure that all domestic distributors purchase their refined petroleum products from our refinery, or any other refinery which is constructed in Papua New Guinea, at an Import Parity Price (”IPP”).  The IPP is regulated by the Papua New Guinea Independent Consumer and Competition Commission (”ICCC”).  In general, the IPP is the price that would be paid in Papua New Guinea for a refined product being imported.  For all price controlled products (diesel, unleaded petrol, kerosene and aviation fuel) produced and sold locally in Papua New Guinea, the IPP is calculated by adding the costs that would typically be incurred to import such product to the posted price for such product in Singapore.  In November 2007, the IPP was modified by changing the Singapore benchmark price from the ‘Singapore Posted Prices’ which is no longer being updated, to ‘Mean of Platts Singapore’ (“MOPS”) which is the benchmark price for refined products in the region in which we operate.  The revised formula is yet to be formally entrenched by means of necessary amendment to the Project Agreement governing the Company’s relationship with the Independent State of Papua New Guinea, however, it is the current IPP calculation mechanism being regulated by the ICCC.

InterOil is also a significant participant in the retail and wholesale distribution business in Papua New Guinea.  The ICCC regulates the maximum prices that may be charged by the wholesale and retail hydrocarbon distribution industry in Papua New Guinea.  The Downstream business may charge less than the maximum margin set by the ICCC in order to maintain its competitiveness with other participants in the market.  In June 2009, the ICCC commenced a review into the pricing arrangements for petroleum products in Papua New Guinea.  The last such review was undertaken during 2004 and was due to expire on December 31, 2009. The purpose of the review is to consider the extent to which the existing regulation of price setting arrangements at both wholesale and retail levels should continue or be revised for the next five year period. We have provided detailed submissions to the ICCC.  The ICCC have most recently advised that its final report will be issued in early June 2010.  It is possible that the ICCC may determine to increase regulation of pricing and reduce the margins able to be obtained by our distribution business.  Such a decision, if made, may negatively affect our downstream business and require a review of its operations.

No rate regulated assets or liabilities have been recognized as any gains or losses made due to rate regulation are to the Company’s account, and are not repayable/recoverable in the future.

Consolidated Financial Statements   INTEROIL CORPORATION  6

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

2.	Significant accounting policies (cont’d)

(b)	Going concern

These consolidated financial statements have been prepared using Canadian GAAP applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due.

For the three months ended March 31, 2010, the Company reported a loss of $3.1 million as compared to a profit of $2.6 million for the same period of 2009.  The total operating cash inflow was $4.0 million for the three months compared to $13.6 million in the same quarter of 2009.  The Company reported a net operating cash inflow, before working capital movements, of $3.5 million for the three months compared to $23.2 million during the same quarter of 2009.  The net current assets as at March 31, 2010 amounted to $95.5 million compared to $61.2 million in 2009.

The Company has cash, cash equivalents and cash restricted of $75.8 million as at March 31, 2010 (March 2009 - $60.0 million), of which $34.6 million is restricted (March 2009 - $17.4 million).

The Company has a short term total working capital facility of $190.0 million for its Midstream – Refining operation that is renewable annually with BNP Paribas.  The working capital facility is split between Facility 1 and Facility 2, with their respective sub-limits and restricted usage for each of these components (refer to note 16 for further information on the split between the two facilities).  As part of the prior year renewal process which was completed in the quarter ended December 31, 2009, the facility was renewed for a period of fifteen months ending December 31, 2010.  This facility is secured by the assets it is drawn down against.  As at March 31, 2010 $127.1 million of the combined facility has been utilized, and the remaining facility of $62.9 million remains available for use.

The Company has an approximately $47.5 million (Papua New Guinea Kina 130.0 million) revolving working capital facility for its Downstream operations in Papua New Guinea from Bank of South Pacific Limited and Westpac Bank PNG Limited. Westpac facility limit is approximately $29.2 million (Papua New Guinea Kina 80.0 million) and the BSP facility limit is approximately $18.3 million (Papua New Guinea Kina 50.0 million).  The Westpac facility is for an initial term of three years and is due for renewal in October 2011.  The BSP facility is renewable annually and is due for renewal in October 2010.  As at March 31, 2010 none of this combined facility has been utilized, and the entire facility remains available for use.  Management expects these facilities to be renewed in due course as these working capital facilities are fully secured against trade debtors, inventory and cash deposits.

With respect to its Upstream operations, the Company has no obligation to execute exploration activities within a set timeframe and therefore has the ability to select the timing of these activities as long as the minimum license commitments in relation to our Petroleum Prospecting Licenses (“PPL”) are met.

The Company believes that it has sufficient funds for the Midstream Refinery and Downstream operations; however, existing cash balances and ongoing cash generated from these operations will not be sufficient to facilitate further development of the Elk and Antelope fields, condensate stripping plant development, and the liquefaction plant development.  Therefore the Company must extend or secure sufficient funding through renewed borrowings, equity raising and or asset sales to enable sufficient cash to be available to further its development plans.  Management expects that the Company will be able to secure the necessary financing through one of, or a combination or the aforementioned alternatives.  Accordingly, these financial statements have been prepared on a going concern basis in the belief that the Company will realize its assets and settle its liabilities and commitments in the normal course of business and for at least the amounts stated.

(c)	Principles of consolidation

The accounting principles applied to the consolidated interim financial statements are consistent with those described in note 2 of the audited consolidated financial statements for the year ended December 31, 2009.  Certain information and disclosures normally required in the notes to the annual financial statements have been condensed or omitted, and therefore, these interim financial statements and notes thereto should be read in conjunction with the audited financial statements for the year ended December 31, 2009.

(d)	Changes in accounting policies

Based on the detailed review conducted by the Company of the new CICA sections, or revisions to current sections, that are effective for the year beginning January 1, 2010, no items have been identified as having any material impact on the Company’s financial statements.

(e)	Reclassification

Certain minor prior years’ amounts have been reclassified to conform to current presentation.

Consolidated Financial Statements   INTEROIL CORPORATION     7

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management

The Company’s activities expose it to a variety of financial risks; market risk, credit risk, liquidity risk and geographic risk.  The Company’s overall risk management program focuses on the unpredictability of markets and seeks to minimize potential adverse effects on the financial performance of the Company.  The Company uses derivative financial instruments to hedge certain price risk exposures.

Risk Management is carried out under policies approved by the Board of Directors.  The Finance Department identifies, evaluates and hedges financial risks in close cooperation with the Company’s operating units.  The product pricing risks are managed by the Supply and Trading Department under the guidance of the Risk Management Committee.  The Board provides written principles for overall risk management, as well as written policies covering specific areas, such as use of derivative financial instruments.

(a)	Market risk

(i) Foreign exchange risk
Foreign exchange risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Company’s functional currency.  The Company operates internationally and is exposed to foreign exchange risk arising from currency exposures to the United States Dollar.  The consolidated financial statements are presented in United States Dollars which is InterOil’s functional and reporting currency.

Most of the Company’s transactions are undertaken in United States Dollars (“USD”), Papua New Guinea Kina (“PGK”) and Australian Dollars (“AUD”).  Currently there are no foreign currency exchange hedge programmes in place.

The Papua New Guinea Kina exposures are minimal at the transactional level as the Downstream sales in local currency are used to adequately cover the operating expenses of the Midstream Refining and Downstream operations.  However, the translation of PGK denominated balances in our operating entities into USD at period ends can result in material impact on the foreign exchange gains/losses on consolidation.

Changes in the PGK to USD exchange rate can affect our Midstream Refining results as there is a timing difference between the foreign exchange rates utilized when setting the monthly PGK IPP price and the foreign exchange rate used to convert the subsequent receipt of PGK proceeds to USD to repay our crude cargo borrowings.  The foreign exchange movement also impacts equity as translation gains/losses of our Downstream operations from PGK to USD is included in other comprehensive income as these are self-sustaining operations.  The PGK weakened against the USD during the three months ended March 31, 2010 (from 0.3700 to 0.3650).

The financial instruments denominated in Papua New Guinea Kina and translated to USD as at March 31, 2010 are as follows:

	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Financial Assets
Cash and cash equivalents	14,440,284	19,026,270	13,845,061
Cash restricted	123,341	124,858	113,226
Receivables	40,828,854	36,841,246	28,695,750
Other financial assets	2,278,534	6,459,541	1,369,524

Financial liabilities
Payables	16,304,914	19,808,982	14,716,296
Working capital facility	-	7,832,266	16,917,188

The following table summarizes the sensitivity of financial instruments held at balance sheet date to movement in the exchange rate of the US dollar to the Papua New Guinea Kina, with all other variables held constant.  Certain USD debt and other financial assets and liabilities are not held in the functional currency of the relevant subsidiary.  This results in an accounting exposure to exchange gains and losses as the financial assets and liabilities are translated into the functional currency of the subsidiary that accounts for those assets and liabilities.  These exchange gains and losses are recorded in the consolidated income statement except to the extent that they can be taken to equity under the Company’s accounting policy.  If PGK strengthens against the USD, it will result in a gain, and vice versa.

Consolidated Financial Statements   INTEROIL CORPORATION     8

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

	Quarter ended		Quarter ended
	March 31, 2010		March 31, 2009
	Impact on profit	Impact on equity - excluding profit impact	Impact on profit	Impact on equity - excluding profit impact
	$	$	$	$

Post-tax gain/(loss)
Effect of 5% appreciation of PGK	11,295,637	3,957,177	4,087,428	3,528,197

The changes in AUD to USD exchange rate can affect our Corporate results as the expenses our Corporate office in Australia are incurred in AUD.  The AUD exposures are minimal as funds are transferred to AUD from USD as required. No material balances are held in AUD.  However, we are exposed to the AUD fluctuations due to in country costs being incurred in AUD and our reporting for those costs being in USD.

(ii) Price risk
The Midstream Refining operations of the Company are largely exposed to price fluctuations during the period between the crude purchases and the refined products leaving the refinery when sold to Downstream operations and other distributors.  The Company actively tries to manage the price risk by entering into derivative contracts to buy and sell crude and finished products.

The derivative contracts are entered into by Management based on documented risk management strategies which have been approved by the Risk Management Committee.  All derivative contracts entered into are reviewed by the Risk Management Committee as part of the meetings of the Committee.

The following table summarizes the sensitivity of the crude and finished product inventory held at balance date to $10.0 movement in benchmark pricing, with all other variables held constant.

	Quarter ended		Quarter ended
	March 31, 2010		March 31, 2009
	Impact on profit	Impact on equity - excluding profit impact	Impact on profit	Impact on equity - excluding profit impact
	$	$	$	$

Post-tax gain/(loss)
$10 increase in benchmark pricing	7,361,394	-	10,070,309	-

(iii) Interest rate risk
Interest rate risk is the risk that the Company’s financial position will be adversely affected by movements in interest rates that will increase the cost of floating rate debt or opportunity losses that may arise on fixed rate borrowings in a falling interest rate environment.

As the Company has no significant interest-bearing assets other than cash and cash equivalents, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from borrowings and working capital financing facilities. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk.  Borrowings issued at fixed rates expose the Company to fair value interest-rate risk.  The Company is actively seeking to manage its cash flow interest-rate risks.

The financial instruments exposed to cash flow and fair value interest rate risk are as follows:

Consolidated Financial Statements   INTEROIL CORPORATION     9

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

	March 31, 2010	December 31, 2009	March 31, 2009	Cash flow/fair value
	$	$	$	interest rate risk
Financial Assets
Cash and cash equivalents	182,500	1,484,987	10,217,461	fair value interest rate risk
Cash and cash equivalents	41,045,206	44,964,832	32,426,858	cash flow interest rate risk
Cash restricted	285,673	282,555	281,526	fair value interest rate risk
Cash restricted	34,329,278	29,026,020	17,100,098	cash flow interest rate risk
Financial liabilities
OPIC secured loan	53,500,000	53,500,000	62,500,000	fair value interest rate risk
BNP working capital facility	25,164,539	16,794,153	26,403,359	cash flow interest rate risk
Westpac working capital facility	-	7,832,266	9,242,663	cash flow interest rate risk
BSP working capital facility	-	-	7,674,525	cash flow interest rate risk
8% subordinated debentures	-	-	78,975,000	fair value interest rate risk

The following table summarizes the sensitivity of the cash flow interest-rate risk of financial instruments held at balance date, following a movement to LIBOR, with all other variables held constant.  Increase in LIBOR rates will result in a higher expense for the Company.

	Quarter ended		Quarter ended
	March 31, 2010		March 31, 2009
	Impact on profit	Impact on equity - excluding profit impact	Impact on profit	Impact on equity - excluding profit impact
	$	$	$	$

Post-tax loss/(gain)
LIBOR +1%	62,829	-	22,609	-

(iv) Product risk
The composition of the crude feedstock will vary the refinery output of products.  The 2010 annual output achieved includes gasoline and distillates fuels (which includes diesel and jet fuels) 55% (2009 – 58%), and naphtha and low sulphur waxy residue 40% (Mar 2009 – 33%).  The product yields obtained will vary based on the type of crude feedstock used.

Management endeavors to manage the product risk by actively reviewing the market for demand and supply, trying to maximize the production of the higher margin products and also renegotiating the selling prices for the lower margin products.

(b)         Liquidity risk

Liquidity risk is the risk that InterOil will not meet its financial obligations as they fall due. Prudent liquidity risk management therefore implies that, under both normal and stressed conditions, the Company maintains:

•	sufficient cash and marketable securities;
•	access to, or availability of, funding through an adequate amount of committed credit facilities; and
•	the ability to close-out any open market positions.

The Company manages liquidity risk by continuously monitoring forecast and actual cash flows; matching maturity profiles of financial assets and liabilities; and by maintaining flexibility in funding including ensuring that surplus funds are generally only invested in instruments that are tradable in highly liquid markets or that can be relinquished with minimal risk of loss.  Refer to liquidity risk related disclosures in Note 2(b) Going Concern.

Consolidated Financial Statements   INTEROIL CORPORATION     10

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

Financing arrangements
The Company had the following established undrawn borrowing facilities at the reporting date:

		Undrawn Amount
	Total Facility	March 31, 2010
	$	$
Facility
OPIC secured loan	53,500,000	-
BNP Paribas working capital facility 1 (note 15)	130,000,000	21,067,859
BNP Paribas working capital facility 2 (note 15)	60,000,000	41,867,602
Westpac working capital facility	29,200,000	29,200,000
BSP working capital facility	18,250,000	18,250,000
	290,950,000	110,385,461

Maturities of financial liabilities
The tables below analyses the Company’s financial liabilities, net and gross settled derivative financial instruments into relevant maturity groupings based on the remaining period at the reporting date to the contractual maturity date.  The amounts disclosed in the table are the contractual undiscounted cash flows.

	Less than 1 year	Between 1 and 5 years	More than 5 years	Total contractual cash flow
Non-derivatives
Accounts payable and accrued liabilities (note 12)	100,911,605	-	-	100,911,605
Working capital facility (note 15)	25,164,539	-	-	25,164,539
Secured loan (note 18)	9,000,000	36,000,000	8,500,000	53,500,000
Total non-derivatives	135,076,144	36,000,000	8,500,000	179,576,144

Derivatives
Commodity derivative contracts (note 7)	534,000	-	-	534,000
Total derivatives	534,000	-	-	534,000
	135,610,144	36,000,000	8,500,000	180,110,144

The ageing of accounts payables and accrued liabilities are as follows:

		Payable ageing between
	Total	<30 days	30-60 days	>60 days
Accounts payable and accrued liabilities	$	$	$	$
March 31, 2010	100,911,605	98,850,147	791,702	1,269,755
December 31, 2009	59,372,354	57,048,258	838,973	1,485,123
March 31, 2009	64,173,145	60,444,335	1,077,111	2,651,699

(c)	Credit risk

Credit risk is the risk that a contracting entity will not complete its obligation under a financial instrument that will result in a financial loss to the Company.  The carrying amount of financial assets represents the maximum credit exposure.

The Company’s credit risk is limited to the carrying value of its financial assets.  A significant amount of the Company’s export sales are made to three customers which represented $51,675,739 (Mar 2009 - $33,024,426) or 29% (Mar 2009 – 21%) of total sales in the three months ended March 31, 2010.  The Company’s domestic sales for the three months ended March 31, 2010 were not dependent on a single customer or geographic region of Papua New Guinea.  The export sales to three customers is not considered a key risk as there is a ready market for InterOil export products and the prices are quoted on active markets.  The Company actively manages credit risk by routinely monitoring the credit ratings of Company’s customers and ageing of trade receivables.  The credit terms provided to customers are revised if any changes are noted to customer ratings or payment cycles.

Credit risk on cash and cash equivalents held directly by the Company are minimized as all cash amounts and certificates of deposit are held with banks which have acceptable credit ratings.

Consolidated Financial Statements   INTEROIL CORPORATION     11

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

The maximum exposure to credit risk at the reporting date was as follows:

	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Current
Cash and cash equivalents	41,227,706	46,449,819	42,644,319
Cash restricted	28,000,507	22,698,829	17,100,097
Trade receivables	73,230,376	61,194,136	41,437,218
Commodity derivative contracts	-	-	-
Non-current
Cash restricted	6,614,444	6,609,746	281,527

The ageing of receivables at the reporting date was as follows (the ageing days relates to balances past due):

		Receivable ageing
	Total	Current	<30 days	30-60 days	>60 days
Net trade receivables	$	$	$	$	$
March 31, 2010	73,230,376	57,042,339	12,400,374	2,757,438	1,030,225
December 31, 2009	61,194,136	49,805,924	4,844,492	1,666,797	4,876,923
March 31, 2009	41,437,218	24,817,194	10,086,103	2,777,913	3,756,007

The impairment of receivables at the reporting date was as follows:

			Overdue	Overdue
	Total	Current	(not impaired)	(impaired)
Gross trade receivables	$	$	$	$
March 31, 2010	76,731,708	57,042,339	16,188,037	3,501,332
December 31, 2009	64,797,478	49,805,924	11,388,212	3,603,342
March 31, 2009	45,408,052	24,817,194	16,620,024	3,970,834

Impairment is assessed by our Credit department on an individual customer basis, based on customer ratings and payment cycles of the customers.  An impairment provision is taken for all receivables where objective evidence of impairment exists.  The movement in impairment is also influenced by the translation rates used to convert these amounts from local currency to USD.

The movement in impaired receivables for the three months ended March 31, 2010 was as follows:

	Quarter ended	Year ended	Quarter ended
	March 31, 2010	December 31, 2009	March 31, 2009
	$	$	$

Trade receivables - Impairment provisions
Opening balance	3,603,342	4,608,296	4,608,296
Amounts written off during the period	-	(1,262,699)	-
Additional provisions net of reversals made	(102,010)	257,744	(637,462)
Closing balance	3,501,332	3,603,342	3,970,834

(d)	Geographic risk

The operations of InterOil are concentrated in Papua New Guinea.

Consolidated Financial Statements   INTEROIL CORPORATION     12

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

(e)	Financing facilities

As at March 31, 2010, the Company had drawn down against the following financing facilities:

a.	BNP working capital facility (refer note 15)
b.	OPIC secured loan facility (refer note 18)

Repayment obligations in respect of the amount of the facilities utilized are as follows:

	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Due:
No later than one year	34,164,539	33,626,419	52,320,547
Later than one year but not later than two years	9,000,000	9,000,000	9,000,000
Later than two years but not later than three years	9,000,000	9,000,000	9,000,000
Later than three years but not later than four years	9,000,000	9,000,000	9,000,000
Later than four years but not later than five years	9,000,000	9,000,000	87,975,000
Later than five years	8,500,000	8,500,000	17,500,000
	78,664,539	78,126,419	184,795,547

(f)	Effective interest rates and maturity profile

	Floating	Fixed interest maturing between								Effective
	interest	1 year					more than	Non-interest		interest
	rate	or less	1-2	2-3	3-4	4-5	5 years	bearing	Total	rate
March 31, 2010	$	$	$	$	$	$	$	$	$	%

Financial assets
Cash and cash equivalents	41,045,206	182,500	-	-	-	-	-	-	41,227,706	0.38%
Cash restricted	34,329,278	285,673	-	-	-	-	-	-	34,614,951	2.71%
Receivables	-	-	-	-	-	-	-	73,230,376	73,230,376	-
Other financial assets	-	-	-	-	-	-	-	2,918,532	2,918,532	-
	75,374,484	468,173	-	-	-	-	-	76,148,908	151,991,565
Financial liabilities
Payables	-	-	-	-	-	-	-	100,911,605	100,911,605	-
Interest bearing liabilities	25,164,539	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	8,500,000	-	78,664,539	6.75%
Other financial liabilities	-	-	-	-	-	-	-	534,000	534,000	-
	25,164,539	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	8,500,000	101,445,605	180,110,144

	Floating	Fixed interest maturing between								Effective
	interest	1 year					more than	Non-interest		interest
	rate	or less	1-2	2-3	3-4	4-5	5 years	bearing	Total	rate
December 31, 2009	$	$	$	$	$	$	$	$	$	%

Financial assets
Cash and cash equivalents	44,964,832	1,484,987	-	-	-	-	-	-	46,449,819	0.57%
Cash restricted	29,026,020	282,555	-	-	-	-	-	-	29,308,575	2.40%
Receivables	-	-	-	-	-	-	-	61,194,136	61,194,136	-
Other financial assets	-	-	-	-	-	-	-	6,964,950	6,964,950	-
	73,990,851	1,767,543	-	-	-	-	-	68,159,086	143,917,480
Financial liabilities
Payables	-	-	-	-	-	-	-	59,372,354	59,372,354	-
Interest bearing liabilities	24,626,419	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	8,500,000	-	78,126,419	6.89%
Other financial liabilities	-	-	-	-	-	-	-	-	-	-
	24,626,419	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	8,500,000	59,372,354	137,498,773

Consolidated Financial Statements   INTEROIL CORPORATION     13

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

	Floating	Fixed interest maturing between								Effective
	interest	1 year					more than	Non-interest		interest
	rate	or less	1-2	2-3	3-4	4-5	5 years	bearing	Total	rate
March 31, 2009	$	$	$	$	$	$	$	$	$	%

Financial assets
Cash and cash equivalents	32,145,331	10,498,988	-	-	-	-	-	-	42,644,319	1.14%
Cash restricted	17,381,624	-	-	-	-	-	-	-	17,381,624	2.40%
Receivables	-	-	-	-	-	-	-	41,437,218	41,437,218	-
Other financial assets	-	-	-	-	-	-	-	2,137,765	2,137,765	-
	49,526,955	10,498,988	-	-	-	-	-	43,574,983	103,600,926
Financial liabilities
Payables	-	-	-	-	-	-	-	64,173,145	64,173,145	-
Interest bearing liabilities	43,320,547	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	17,500,000	-	105,820,547	6.25%
Debentures liability	-	-	-	-	-	78,975,000	-	-	78,975,000	13.50%
Other financial liabilities	-	-	-	-	-	-	-	265,400	265,400	-
	43,320,547	9,000,000	9,000,000	9,000,000	9,000,000	87,975,000	17,500,000	64,438,545	249,234,092

(g)	Fair values

	March 31, 2010		December 31, 2009		March 31, 2009		Fair value
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value	hierarchy level	Method of
	$	$	$	$	$	$	(as required) *	valuation
Financial instruments
Loans and receivables
Receivables	73,230,376	73,230,376	61,194,136	61,194,136	41,437,218	41,437,218		Amortized Cost
Held for trading
Commodity derivative contracts (note 7)	(534,000)	(534,000)	-	-	(265,400)	(265,400)	Level 2	Fair Value - See (1) below
Financial assets
Cash and cash equivalents	41,227,706	41,227,706	46,449,819	46,449,819	42,644,319	42,644,319		Cost
Cash restricted	34,614,951	34,614,951	29,308,575	29,308,575	17,381,624	17,381,624		Cost

Financial liabilities at amortized cost
Current liabilities:
Accounts payable and accrued liabilities (note 12)	100,911,605	100,911,605	59,372,354	59,372,354	64,173,145	64,173,145		Cost
Working capital facility (note 15)	25,164,539	25,164,539	24,626,419	24,626,419	43,320,547	43,320,547		Cost
Current portion of secured loan (note 18)	9,000,000	9,114,290	9,000,000	9,255,632	9,000,000	9,177,983		Amortized cost See (2) below
Non-current liabilities
Secured loan (note 18)	43,645,264	48,142,974	43,589,278	47,696,040	52,421,319	57,760,203		Amortized cost See (2) below
8% Subordinated debenture liability (note 22)	-	-	-	-	65,767,840	65,767,840		Amortized Cost

* Where fair value of financial assets or liabilities is approximated by its carrying value, designation under the fair value hierarchy is not required.

The net fair value of cash and cash equivalents and non-interest bearing financial assets and financial liabilities of the Company approximates their carrying amounts.

The carrying values (less impairment provision if provided) of trade receivables and payables are assumed to approximate their fair values due to their short-term nature.  The carrying value of financial liabilities approximates their fair values which, for disclosure purposes, are estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Company for similar financial instruments.

Commodity derivative contracts’ is the only item from the above table that is measured at fair value on a recurring basis.  All the remaining financial assets and financial liabilities are measured at a fair value on a non-recurring basis and are maintained at cost or historical amortized cost.

The fair value of financial assets and financial liabilities must be estimated for recognition and measurement or for disclosure purposes.  The Company has classified the fair value measurements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements.  The fair value hierarchy shall have the following levels:

Consolidated Financial Statements   INTEROIL CORPORATION     14

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 - inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and
Level 3 - inputs for the asset or liability that are not based on observable market data (unobservable inputs).

(1) Derivative contracts classified as being at fair value through profit and loss are fair valued by comparing the contracted rate to the current market rate for a contract with the same remaining period to maturity.  The fair value of the Company’s commodity derivative contracts are based on price indications provided to us by an external brokerage who enter into derivative transactions with counter parties on our behalf.  There were no commodity derivative contracts on which final pricing were to be determined in future periods as at March 31, 2010.

(2) The fair value of the secured loan is based on discounted cash flow analysis using a current market interest rate applicable for the loan arrangement, being the current interest rate on a U.S. treasury note with the same approximate maturity profile plus the OPIC spread (3%).

(h)	Capital management

The Finance department of the Company is responsible for capital management.  This involves the use of corporate forecasting models which facilitates analysis of the Company’s financial position including cash flow forecasts to determine the future capital management requirements.  Capital management is undertaken to ensure a secure, cost-effective and flexible supply of funds is available to meet the Company’s operating and capital expenditure requirements.

The Company is actively managing the gearing levels and raising equity/debt as required for optimizing shareholder returns.  The Company is managing its gearing levels by maintaining the debt-to-capital ratio (long term debt/(shareholders’ equity + long term debt)) at 50% or less, and has made considerable progress in achieving this as at March 31, 2010.  The gearing levels were reduced to 11% in March 2010 from 36% in March 2009.

The optimum gearing levels for the Company are set by Management based on the stage of development of the Company, future needs for development and capital market conditions, and will be reassessed as situations change.

This reduction in gearing levels as at March 31, 2010 as compared to March 31, 2009 was mainly due to the conversion of all outstanding $95.0 million 8% convertible subordinated debentures issued in May 2008, and the completion of the $70.4 million registered direct stock offering completed in June 2009.

On May 13, 2008, the Company completed the issue of $95.0 million unsecured 8% subordinated convertible debentures with a maturity of five years.  During the period from July 2008 to June 2009 all outstanding debentures were converted into common shares.  On June 8, 2009 the Company completed a registered direct offering of 2,013,815 shares of its common stock to a number of institutional investors at a purchase price of $34.98 per share amounting to $70.4 million.

We will evaluate further opportunities of raising capital in the future for our capital expenditure requirements.  In order to achieve this objective, the Company has filed an omnibus shelf prospectus for a total of $200.0 million securities issue with the Ontario Securities Commission on August 7, 2008 and a corresponding registration statement on Form F-10/A with the United States Securities and Exchange Commission (the "SEC") pursuant to the multi-jurisdictional disclosure system.  These filings will enable the Company to add financial flexibility in the future and issue, from time to time, up to a further $129.6 million of its debt securities, common shares, preferred shares and/or warrants ("Securities") in one or more offerings.

4.	Segmented financial information

As stated in note 1, management has identified four major business segments - Upstream, Midstream, Downstream and Corporate.  The Corporate segment includes assets and liabilities that do not specifically relate to the other business segments.  Results in this segment primarily include management expenses, financing costs and interest income. Consolidation adjustments relating to total assets relates to the elimination of intercompany loans and investments in subsidiaries.

Notes to and forming part of the segment information

Segment information is prepared in conformity with the accounting policies of the entity as disclosed in note 2 in the annual financial statements.  Segment revenues, expenses and total assets are those that are directly attributable to a segment and the relevant portion that can be allocated to the segment on a reasonable basis.  Upstream, Midstream and Downstream include costs allocated from the Corporate activities based on a fee for services provided.  The eliminations relate to sales and operating revenues between segments recorded at transfer prices based on current market prices and to unrealized intersegment profits in inventories.

Consolidated Financial Statements   INTEROIL CORPORATION     15

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

4.	Segmented financial information (cont’d)

Quarter ended March 31, 2010	Upstream	Midstream - Refining	Midstream - Liquefaction	Downstream	Corporate	Consolidation adjustments	Total
Revenues from external customers	-	68,074,040	-	109,376,395	-	-	177,450,435
Intersegment revenues	-	83,911,750	-	59,646	6,394,825	(90,366,221)	-
Interest revenue	5,788	13,731	245	10,039	5,698,586	(5,686,840)	41,549
Other revenue	992,012	93,461	-	241,069	-	-	1,326,542
Total segment revenue	997,800	152,092,982	245	109,687,149	12,093,411	(96,053,061)	178,818,526

Cost of sales and operating expenses	-	141,412,485	-	100,875,073	-	(83,687,220)	158,600,338
Administrative, professional and general expenses	2,452,105	3,083,765	531,387	4,022,071	7,694,796	(6,454,470)	11,329,654
Derivative loss	-	946,350	-	-	-	-	946,350
Foreign exchange loss/(gain)	504,253	2,248,319	31,672	297,603	(3,221)	-	3,078,626
Exploration costs, excluding exploration impairment	5,276	-	-	-	-	-	5,276
Depreciation and amortisation	138,167	2,571,911	6,222	659,705	41,265	(32,492)	3,384,778
Interest expense	4,079,554	1,731,481	341,799	799,852	20,200	(5,686,840)	1,286,046
Total segment expenses	7,179,355	151,994,311	911,080	106,654,304	7,753,040	(95,861,022)	178,631,068
Income/(loss) before income taxes and non-controlling interest	(6,181,555)	98,671	(910,835)	3,032,845	4,340,371	(192,039)	187,458
Income tax benefit/(expense)	-	(172,461)	-	(2,361,437)	(796,978)	-	(3,330,876)
Non controlling interest	-	-	-	-	-	15	15
Total net income/(loss)	(6,181,555)	(73,790)	(910,835)	671,408	3,543,393	(192,024)	(3,143,403)

Total assets	201,032,549	332,425,065	10,465,621	110,763,859	629,972,499	(608,645,940)	676,013,653

Quarter ended March 31, 2009	Upstream	Midstream - Refining	Midstream - Liquefaction	Downstream	Corporate	Consolidation adjustments	Total
Revenues from external customers	-	82,478,482	-	78,362,073	-	-	160,840,555
Intersegment revenues	-	63,021,856	-	38,147	4,819,050	(67,879,053)	-
Interest revenue	5,200	22,420	4,803	32,112	2,933,815	(2,922,289)	76,061
Other revenue	606,085	-	-	139,626	-	-	745,711
Total segment revenue	611,285	145,522,758	4,803	78,571,958	7,752,865	(70,801,342)	161,662,327

Cost of sales and operating expenses	-	121,438,951	-	73,630,369	-	(58,658,605)	136,410,715
Administrative, professional and general expenses	1,214,163	2,292,138	2,371,880	2,682,394	5,294,679	(4,857,197)	8,998,057
Derivative (gain)/loss	-	(1,276,710)	-	-	-	-	(1,276,710)
Foreign exchange (gain)/loss	(349,316)	8,321,864	(6,489)	(982,148)	(593,997)	-	6,389,914
Exploration costs, excluding exploration impairment	216,046	-	-	-	-	-	216,046
Depreciation and amortisation	112,108	2,611,281	20,600	651,275	17,803	(32,492)	3,380,575
Interest expense	1,552,483	1,785,711	158,579	1,141,675	2,325,203	(2,922,289)	4,041,362
Total segment expenses	2,745,484	135,173,235	2,544,570	77,123,565	7,043,688	(66,470,583)	158,159,959
Income/(loss) before income taxes and non-controlling interest	(2,134,199)	10,349,523	(2,539,767)	1,448,393	709,177	(4,330,759)	3,502,368
Income tax expense	-	-	(12,694)	(484,701)	(359,423)	-	(856,818)
Non controlling interest	-	-	-	-	-	(2,070)	(2,070)
Total net income/(loss)	(2,134,199)	10,349,523	(2,552,461)	963,692	349,754	(4,332,829)	2,643,480

Total assets	154,324,869	277,002,087	11,891,521	91,458,863	452,676,821	(434,383,018)	552,971,143

Consolidated Financial Statements   INTEROIL CORPORATION     16

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

5.	Cash and cash equivalents

The components of cash and cash equivalents are as follows:

	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Cash on deposit	41,227,706	46,449,819	40,473,298
Bank term deposits
- Papua New Guinea kina deposits	-	-	2,171,021
	41,227,706	46,449,819	42,644,319

In the three months ended March 31, 2010, cash and cash equivalents earned an average interest rate of 0.38% per annum (2009 – 1.14%).

6.	Supplemental cash flow information
	Quarter ended
	March 31,	March 31,
	2010	2009
	$	$
Cash paid during the year
Interest	241,613	183,897
Income taxes	-	138,326
Interest received	40,203	75,174
Non-cash investing activities:
(Decrease)/increase in deferred gain on contributions to LNG project	-	(4,420,838)
Loss/(gain) on proportionate consolidation of LNG project	-	724,357
Increase in share capital from:
buyback of Merrill Lynch interest in LNG Project	-	11,250,000
Non-cash financing activities:
Increase in share capital from:
the exercise of share options	2,123,063	401,393

7.	Financial instruments

Cash and cash equivalents

With the exception of cash and cash equivalents and restricted cash, all financial assets are non-interest bearing.  In the three months ended March 31, 2010, the Company earned nil interest (2009 – nil) on the cash on deposit which related to the working capital facility.  However, the cash deposit relating to the BNP working capital facility reduced the interest costs relating to the facility usage in the three months ended March 31, 2010 by 3.32% (2009 – 2.40%).

Cash restricted, which mainly relates to the working capital facility, is comprised of the following:

	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Cash deposit on working capital facility (0.0%)	28,000,507	22,698,829	17,100,097
Cash restricted - Current	28,000,507	22,698,829	17,100,097

Bank term deposits on Petroleum Prospecting Licenses (2.4%)	123,341	124,858	113,226
Cash deposit on office premises (3.6%)	162,332	157,698	168,301
Cash deposit on secured loan (0.1%)	6,328,771	6,327,190	-
Cash restricted - Non-current	6,614,444	6,609,746	281,527
	34,614,951	29,308,575	17,381,624

Consolidated Financial Statements   INTEROIL CORPORATION     17

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

7.	Financial instruments (cont’d)

Cash held as deposit on the BNP working capital facility supports the Company’s working capital facility with BNP Paribas.  The balance is based on 20% of the outstanding balance of the BNP working capital facility 1 (refer note 15) plus any amounts that are fully cash secured.  The cash deposit on this facility did not receive interest during the three months as these deposit amounts reduced the interest being charged by BNP on the facility utilization.

The cash held as deposit on secured loan is used to support the Company’s secured loan borrowings with the Overseas Private Investment Corporation (“OPIC”) and relates to one half yearly installment of $4.5 million and the related interest that will be payable with the next installment.  The waiver on this deposit requirement expired in June 2009 with the completion of the capital raising of $70.4 million.

Bank term deposits on Petroleum Prospecting Licenses are unavailable for use while Petroleum Prospecting Licenses 236, 237 and 238 are being utilized by the Company.

Commodity derivative contracts

InterOil uses derivative commodity instruments to manage its exposure to price volatility on a portion of its refined product and crude inventories.

At March 31, 2010, InterOil had a net payable of $534,000 (Dec 2009 – $nil, Mar 2009 - $265,400) relating to commodity hedge contracts.  Of this total, a payable of $nil (Dec 2009 – $nil, Mar 2009 - $nil) relates to hedge accounted contracts as at March 31, 2010 and a payable of $534,000 (Dec 2009 – $nil, Mar 2009 - $265,400) relates to outstanding derivative contracts for which hedge accounting was not applied or had been discontinued.  The gain on hedges for which final pricing will be determined in future periods was $nil (Dec 2009 – $nil, Mar 2009 - $12,103,725) and has been included in comprehensive income.

a. Hedge accounted contracts:

The Company had no outstanding hedge accounted derivative contracts as at March 31, 2010, December 31, 2009 or March 31, 2009.

A gain of $nil was recognized from the effective portion of priced out hedge accounted contracts for the three months ended March 31, 2010 (Mar 2009 – $5,076,975).  This net gain is included in the sales and cost of sales lines in the consolidated statement of operations.  A gain of $nil (Mar 2009 - $349,800) on the ineffective portion of these priced out hedge accounted contracts is included in derivative (gains)/losses in the consolidated statement of operations.

b. Non-hedge accounted derivative contracts:

The Company had no outstanding non-hedge accounted derivative contracts as at March 31, 2010, December 31, 2009 or March 31, 2009.  Any gains/losses on these contracts are disclosed separately in the statement of operations for the period.

A loss of $946,350 was recognized on the non-hedge accounted derivative contracts for the three months ended March 31, 2010 (Mar 2009 – gain of $926,910).  This loss is included in derivative (gains)/losses in the consolidated statement of operations.

8.	Trade receivables

InterOil has a discounting facility with BNP Paribas on specific monetary receivables under which the Company is able to sell, on a revolving basis, receivables up to $60,000,000 (refer to note 15).  As at March 31, 2010, $11,918,320 (Dec 2009 - $nil, Mar 2009 - $nil) in outstanding trade receivables had been sold with recourse under the facility.  As the sale is with recourse, the discounted receivables, if any, are retained on the balance sheet and included in the accounts receivable and the sale proceeds are recognized in the working capital facility.  The Company has retained the responsibility for administering and collecting accounts receivable sold.  The discounted receivables are usually settled within a month of their discounting and there have not been any collection issues relating to these discounted receivables.

At March 31, 2010, $57,072,882 (Dec 2009 - $17,351,783, Mar 2009 - $16,050,268) of the trade receivables secures the BNP Paribas working capital facility disclosed in note 15.  This balance includes $20,270,630 (Dec 2009 - $12,715,464, Mar 2009 - $3,005,799) of intercompany receivables which were eliminated on consolidation.

Consolidated Financial Statements   INTEROIL CORPORATION     18

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

9.	Inventories

	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Midstream - Refining (crude oil feedstock)	13,577,295	5,006,608	10,175,122
Midstream - Refining (refined petroleum product)	35,319,351	32,983,010	31,515,290
Midstream - Refining (parts inventory)	585,668	559,667	246,558
Downstream (refined petroleum product)	36,104,808	31,577,764	31,732,673
	85,587,122	70,127,049	73,669,643

At March 31, 2010, December 31, 2009 and March 31, 2009, inventory had been written down to its net realizable value.  The write down of $27,517 at March 31, 2010 relating to refined petroleum products, $140,278 at December 31, 2009 relating to crude oil feedstock and $205,546 at March 31, 2009 relating to refined petroleum products is included in ‘Cost of sales and operating expenses’ within the ‘Consolidated Statement of Operations’.

At March 31, 2010, $49,482,314 (Dec 2009 - $38,549,285, Mar 2009 - $41,936,970) of the Midstream Refining inventory balance secures the BNP Paribas working capital facility disclosed in note 15.

Inventories recognized as expense during the three months ended March 31, 2010 amounted to $161,985,116 (Mar 2009 - $139,791,290).

10.	Plant and equipment

The majority of the Company’s plant and equipment is located in Papua New Guinea, except for items in the corporate segment with a net book value of $102,682 (Dec 2009 - $143,947, Mar 2009 - $325,266) which are located in Australia and Singapore.  Amounts in deferred project costs and work in progress are not being amortized.

Consolidation entries relates to Midstream Refining assets which were created when the gross margin on Midstream Refining sales to the Downstream segment were eliminated in the development stage of the refinery.

March 31, 2010	Upstream	Midstream - Refining	Midstream - Liquefaction	Downstream	Corporate & Consolidated	Totals

Plant and equipment	47,315	247,745,300	97,572	47,413,711	561,038	295,864,936
Deferred project costs and work in progress	-	1,139,411	2,791,500	6,117,246	3,045,814	13,093,971
Consolidation entries	-	-	-	-	(2,566,867)	(2,566,867)
Accumulated depreciation and amortisation	(47,315)	(55,593,469)	(42,386)	(29,448,087)	(458,356)	(85,589,613)

Net book value	-	193,291,242	2,846,686	24,082,870	581,629	220,802,427

Capital expenditure for quarter ended March 31, 2010	-	710,678	539,440	1,725,630	664,321	3,640,069

December 31, 2009	Upstream	Midstream - Refining	Midstream - Liquefaction	Downstream	Corporate & Consolidated	Totals

Plant and equipment	47,315	248,863,701	97,572	47,647,154	561,038	297,216,780
Deferred project costs and work in progress	-	926,089	2,252,060	5,308,056	2,381,493	10,867,698
Consolidation entries	-	-	-	-	(2,599,361)	(2,599,361)
Accumulated depreciation and amortisation	(47,037)	(54,715,462)	(36,164)	(29,222,654)	(417,091)	(84,438,408)

Net book value	278	195,074,328	2,313,468	23,732,556	(73,921)	221,046,709

Capital expenditure for year ended December 31, 2009	-	2,242,017	-	6,919,197	2,456,903	11,618,117

Consolidated Financial Statements   INTEROIL CORPORATION     19

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

10.	Plant and equipment (cont’d)

March 31, 2009	Upstream	Midstream - Refining	Midstream - Liquefaction	Downstream	Corporate & Consolidated	Totals

Plant and equipment	47,315	247,520,562	231,355	42,397,839	485,628	290,682,699
Deferred project costs and work in progress	-	54,796	2,252,060	2,772,034	-	5,078,890
Consolidation entries	-	-	-	-	(2,696,834)	(2,696,834)
Accumulated depreciation and amortisation	(44,564)	(46,380,092)	(105,939)	(26,443,533)	(160,362)	(73,134,490)

Net book value	2,751	201,195,266	2,377,476	18,726,340	(2,371,568)	219,930,265

Capital expenditure for quarter ended March 31, 2009	-	27,585	-	1,221,092	-	1,248,677

During the three months ended March 31, 2010, InterOil recognized a gain of $nil on the disposal of assets (Mar 2009 – $nil).

11.	Oil and gas properties

Costs of oil and gas properties which are not subject to depletion are as follows:

	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Drilling equipment	18,974,723	17,344,759	13,790,192
Drilling consumables and spares	11,270,843	11,467,237	10,933,888
Petroleum Prospecting License drilling programs (Unproved)	164,425,764	143,671,566	121,044,557
Gross Capitalized Costs	194,671,330	172,483,562	145,768,637
Accumulated depletion and amortization
Unproved oil and gas properties	-	-	-
Proved oil and gas properties	-	-	-
Net Capitalized Costs	194,671,330	172,483,562	145,768,637

The following table discloses a breakdown of the exploration costs incurred for the periods ended:

	Quarter ended	Year ended	Quarter ended
	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Property Acquisition Costs
Unproved	-	-	-
Proved	-	-	-
Total acquisition costs	-	-	-
Exploration Costs	7,590	(85,793)	(14,458)
Development Costs	29,519,180	99,678,973	23,768,591
Add: Amounts capitalized in relation to the appraisal program
cash calls on IPI interest buyback transactions	-	8,013,434	-
Less: Conveyance accounting offset against properties	(80,905)	(31,837,809)	(4,702)
Less: Costs allocated against cash calls	(7,258,097)	(31,299,202)	(5,994,753)
Total Costs capitalized	22,187,768	44,469,603	17,754,678
Charged to expense
Geophysical and other costs	5,276	208,694	216,046
Total charged to expense	5,276	208,694	216,046
Property Additions	22,193,044	44,678,297	17,970,724

Consolidated Financial Statements   INTEROIL CORPORATION     20

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

11.	Oil and gas properties (cont’d)

Refer to Note 12 below for details of Petromin’s participation in the Elk and Antelope fields, and the treatment of the $11,435,000 advance received from them in relation to this participation agreement.

Pacific LNG Operations Limited (“Pacific LNG”) participation in Elk and Antelope fields
During September 2009, InterOil sold a 2.5% direct working interest in the Elk and Antelope fields to Pacific LNG in furtherance of the option granted to it on May 24, 2007.  The 2.5% direct interest these fields were sold in exchange for a net $25,000,000 (of which $15,000,000 had been received up to December 31, 2009 and previously classified as financing activities in the statement of cash flows – all payments received after the sale transaction has been classified as investing activities) plus payment of historical costs incurred in exploring these fields.  During the quarter ended March 31, 2010, the remaining $10,000,000 was received and has been classified as investing activities in the statement of cash flows).  In addition to these amounts, Pacific LNG also transferred to the Company 2.5% of their economic interest in the Joint Venture Company.  The total consideration received for this transaction was valued at $29,019,716, consisting of $25,000,000 cash consideration, $864,377 being the fair value of 2.5% of Pacific LNG’s economic interest in PNG LNG Inc., and $3,155,339 representing 2.5% of all appraisal costs incurred in the Elk and Antelope fields to be reimbursed.  The Company has applied the guidance in ASC 932-360 paragraph 55-8 in relation to the sale of these unproved properties.  Based on the guidance, the sale proceeds were fully applied against the cost base of the Elk and Antelope fields as recovery of cost.

12.	Accounts payable and accrued liabilities

	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Accounts payable - crude import	47,464,114	-	-
Other accounts payable and accrued liabilities	42,012,491	48,937,354	64,173,145
Petromin cash calls received	11,435,000	10,435,000	-
Total accounts payable and accrued liabilities	100,911,605	59,372,354	64,173,145

Petromin participation in Elk and Antelope fields
On October 30, 2008, Petromin PNG Holdings Limited (”Petromin”), a government entity mandated to invest in resource projects on behalf of the Independent State of Papua New Guinea (“the State”), entered into an agreement to take a 20.5% direct interest in the Elk and Antelope fields if nominated by the State to take its legislative interest.  Such nomination occurred in 2009.  Petromin contributed an initial deposit and agreed to conditionally fund 20.5% of the costs of developing these fields.  The State’s (and Petromin’s) right to take an interest arises upon issuance of the Prospecting Development Licence (”PDL”), which has not yet occurred.  The obligation to fund its portion of the costs of developing the field, including sunk costs, also applies upon issuance of the PDL.  As at March 31, 2010, $11,435,000 advance payment received from Petromin has been held under ‘Petromin cash calls received’ above.  Once the PDL is formed, conveyance accounting following the guidance in ASC 932-360 paragraphs 55-8 and 55-9 will be triggered.

13.	Deferred gain on contributions to LNG Project

As noted under Note 2(c) above, on July 30, 2007, a Shareholders’ Agreement was signed between InterOil LNG Holdings Inc., Pacific LNG Operations Ltd., Merrill Lynch Commodities (Europe) Limited and PNG LNG Inc.. As part of the Shareholders’ Agreement, five ‘A’ Class shares were issued by PNG LNG Inc. with full voting rights with each share controlling one board position.  Two ‘A’ Class shares were owned by InterOil LNG Holdings Inc., two by Merrill Lynch Commodities (Europe) Limited, and one by Pacific LNG Operations Ltd.  All key operational matters require ‘Unanimous’ or ‘Super-majority’ Board resolution which confirms that none of the joint ventures is in a position to exercise unilateral control over the joint venture.

On February 27, 2009, InterOil LNG Holdings Inc. and Pacific LNG Operations Ltd, acquired Merrill Lynch’s interest in the Joint Venture Company. InterOil issued 499,834 common shares valued at $11,250,000 for its share of the settlement. After the completion of this transaction, Merrill Lynch did not retain any ownership or other interest in the PNG LNG project.  The two ‘A’ Class shares held by Merrill Lynch have been transferred to InterOil LNG Holdings Inc. and Pacific LNG Operations Ltd respectively.

A further 172 ‘A’ Class shares have been issued to InterOil LNG Holdings Inc. and 173 ‘A’ Class shares have been issued to Pacific LNG Operations Ltd bringing the ‘A’ Class shareholding of both remaining joint venture partners to 175 ‘A’ Class shares each, giving equal voting rights and board positions in the joint venture.

Consolidated Financial Statements   INTEROIL CORPORATION     21

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

13.	Deferred gain on contributions to LNG Project (cont’d)

As part of the Shareholders’ Agreement on July 30, 2007, InterOil was also provided with ‘B’ Class shares in the Joint Venture Company with a fair value of $100,000,000 in recognition of its contribution to the LNG Project at the time of signing the Shareholders’ Agreement.  The main items contributed by InterOil into the Joint Venture Company were infrastructure developed by InterOil near the proposed LNG site at Napa Napa, stakeholder relations within Papua New Guinea, general supply agreements secured with landowners for supply of gas, advanced stage of project development, etc.  Fair value was determined based on the agreement between the independent joint venture partners.

The other Joint Venture partner is being issued ‘B’ Class shares as it contributes cash into the Joint Venture Company by way of cash calls.

During September 2009, as part of acquisition by Pacific LNG of a 2.5% direct working interest in the Elk and Antelope fields, Pacific LNG transferred to InterOil 2.5% of Pacific LNG’s unexercised economic interest in the joint venture LNG Project. Based on this transaction, as at March 31, 2010, InterOil and Pacific LNG hold 52.5% and 47.5% economic interest respectively in the LNG project, subject to the exercise of all their rights to the ‘B’ Class shares on payment of cash calls.

To date InterOil has a recognized deferred gain on its contributions to the Joint Venture based on the share of other joint venture partners in the project. As InterOil’s shareholding within the Joint Venture Company as at March 31, 2010 is 86.66% (Dec 2009 – 86.66%, Mar 2009 – 86.66%), the gain on contribution of non cash assets to the project by InterOil relating to other joint venture partners’ shareholding (13.34% - amounting to $13,076,272) has been recognized by InterOil in its balance sheet as a deferred gain. This deferred gain will increase/decrease as the other Joint Venture partners increase/decrease their shareholding in the project.  The gain has been deferred in accordance with the principles of proportionate consolidation as per CICA 3055 – ‘Interests in Joint Ventures’ and will be taken to income based on the value to be obtained from their use by the Joint Venture Company in the future.  The intangible assets of the Joint Venture Company, contributed by InterOil, have been eliminated on proportionate consolidation of the joint venture balances.

14.	Goodwill

Acquisition of interest from Merrill Lynch
As noted above in note 13, On February 27, 2009, InterOil LNG Holdings Inc. acquired half of Merrill Lynch’s interest in the Joint Venture Company for $11,250,000.  As part of the acquisition, InterOil LNG Holdings Inc. was transferred 548,806 ‘B’ Class shares held by Merrill Lynch.  The amount recognized as goodwill of $5,761,940 represents the amount of purchase consideration paid to Merrill Lynch over and above the fair value of the identifiable net assets acquired.

Acquisition of interest from Pacific LNG
During September 2009, InterOil also acquired a further 2.5% of Pacific LNG’s economic interest in the joint venture LNG Project from Pacific LNG as part of the Elk and Antelope interest acquisition.  The fair value of 2.5% of Pacific LNG’s economic interest in the joint venture LNG Project was valued at $864,377 based on the previous transaction with Merrill Lynch that was completed in February 2009, being the most appropriate guide to the fair value of the interest acquired.  This fair value has been recognized as goodwill on acquisition of the LNG interest in the Balance Sheet.

15.	Working capital facilities

	March 31,	December 31,	March 31,
	2010	2009	2009
Amounts drawn down	$	$	$
BNP Paribas working capital facility - midstream	25,164,539	16,794,153	26,403,359
Westpac working capital facility - downstream	-	7,832,266	9,242,663
BSP working capital facility - downstream	-	-	7,674,525
Total working capital facility	25,164,539	24,626,419	43,320,547

BNP Paribas working capital facility

InterOil has a working capital credit facility with BNP Paribas (Singapore branch) with a maximum availability of $190,000,000.  The total facility is split into Facility 1 and Facility 2 as per the agreement with BNP Paribas.  Facility 1 is for $130,000,000 for the issuance of documentary letters of credit and or standby letters of credit, short term advances, advances on merchandise, freight loans, receivables financing and a sublimit of Euro 18,000,000 or USD equivalent for hedging transactions via BNP Paribas Commodity Indexed Transaction Group or other acceptable counter parties.

Consolidated Financial Statements   INTEROIL CORPORATION     22

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

15.	Working capital facility (cont’d)

Facility 2 is for $60,000,000 partly cash-secured short term advances and for discounting of any monetary receivables (note 8) acceptable to BNP Paribas. The facility is secured by sales contracts, purchase contracts, certain cash accounts associated with the refinery, all crude and refined products of the refinery and trade receivables.

The total facility is renewable annually and as part of the prior year renewal process which was completed in the quarter ended December 31, 2009, the facility was renewed for a period of fifteen months until December 31, 2010.

The facility bears interest at LIBOR + 3.5% on the short term advances.  During the year the weighted average interest rate was 2.55% (Mar 2009 – 5.59%) after considering the reduction in interest due to the deposit amounts maintained which reduces the interest being charged on the facility utilization (refer section ‘Cash and cash equivalents’ under note 7).

The following table outlines the facility and the amount available for use at year end:

	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Working capital credit facility	190,000,000	190,000,000	190,000,000

Less amounts included in the working capital facility liability:
Short term advances/facilities drawn down	(13,246,219)	(16,794,153)	(26,403,359)
Discounted receivables (note 8)	(11,918,320)	-	-
	(25,164,539)	(16,794,153)	(26,403,359)
Less: other amounts outstanding under the facility:
Letters of credit outstanding	(101,900,000)	(56,700,000)	(38,200,000)
Bank guarantees on hedging facility	-	-	-
Working capital credit facility available for use	62,935,461	116,505,847	125,396,641

 At March 31, 2010, the company had two letters of credit outstanding totalling $101,900,000. The first letter of credit for $49,000,000 was for a crude cargo and was drawn down on April 12, 2010.  The second letter of credit for $52,900,000 was for a crude cargo and was drawn down on April 23, 2010.

The cash deposit on working capital facility, as separately disclosed in note 7, included restricted cash of $28,000,507 (Dec 2009 - $22,698,829, Mar 2009 - $17,100,097) which is being maintained as a security margin for the facility.  In addition, inventory of $49,482,314 (Dec 2009 - $38,549,285, Mar 2009 - $41,936,970) and trade receivables of $57,072,882 (Dec 2009 – $17,351,783, Mar 2009 – $16,050,268) also secured the facility.  The trade receivable balance securing the facility includes $20,270,630 (Dec 2009 - $12,715,464, Mar 2009 - $3,005,799) of inter-company receivables which were eliminated on consolidation.

Westpac and Bank South Pacific working capital facility

The Company has an approximately $47,450,000 (PGK 130,000,000) revolving working capital facility for its Downstream operations in Papua New Guinea from Bank of South Pacific Limited and Westpac Bank PNG Limited. Westpac facility limit is approximately $29,200,000 (PGK 80,000,000) and the initial BSP facility limit was approximately $25,500,000 (PGK 70,000,000) but was renewed in October 2009 at a lower limit of approximately $18,250,000 (PGK 50,000,000).  The Westpac facility is for an initial term of three years and is due for renewal in October 2011. The BSP facility is renewable annually and is due for renewal in October 2010.  As at March 31, 2010 none of this combined facility has been utilized, and the entire facility remains available for use.  These facilities are secured by a fixed and floating charge over the assets and liabilities of Downstream operations.

16.	Establishment of subsidiaries

InterOil Finance Inc

In December 2009, InterOil Finance Inc. was incorporated as a 100% subsidiary of InterOil Corporation in Barbados to evaluate potential financing arrangements.  The Company had not undertaken any activities during 2009.

InterOil Singapore Pte Ltd

In May 2009, InterOil Singapore Pte Ltd was incorporated as a 100% subsidiary of InterOil Corporation to facilitate the operation of the LNG Project in Papua New Guinea.  All costs incurred by this entity will be recharged to the LNG joint venture and relevant InterOil entities based on an equitable driver basis.

Consolidated Financial Statements  INTEROIL CORPORATION     23

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

17.	Related parties

Petroleum Independent and Exploration Corporation (“P.I.E”)

P.I.E is controlled by Phil Mulacek, an officer and director of InterOil and acts as a sponsor of the Company's oil refinery project.  Articles of association of SPI InterOil LDC (“SPI”) provide for the business and affairs of the entity to be managed by a general manager appointed by the shareholders of SPI and its U.S. sponsor under the Overseas Private Investment Corporation (“OPIC” - which is an agency of the U.S. Government) loan agreement.  SPI does not have a Board of Directors, instead P.I.E has been appointed as the general manager of SPI.  Under the laws of the Commonwealth of The Bahamas, the general manager exercises all powers which would typically be exercised by a Board of Directors, being those which are not required by laws or by SPI’s constituting documents to be exercised by the members (shareholders) of SPI.  InterOil is the majority shareholder of SPI and therefore has the power to appoint the general manager.

During the three months ended March 31, 2010, $37,500 (Mar 2009 - $37,500) was expensed for the sponsor's legal, accounting and reporting costs.  Of these costs, $nil (Mar 2009 - $37,500) were included in accrued liabilities at March 31, 2010.

Director fees

Amounts due to Directors at March 31, 2010 totaled $nil for Directors fees (Mar 2009 - $58,250).  These amounts are included in accounts payable and accrued liabilities.  An amount of $30,500 (Mar 2009 - $30,500) was paid or payable to the Directors for Directors fees during the quarter.

BNP Paribas

One of our Directors, Edward Speal, is the Managing Director of BNP Paribas (New York).  InterOil has a working capital facility with BNP Paribas (Singapore) of $190,000,000 (as per note 16) - Management does not consider this to be a related party transaction as Mr Speal does not have the ability to exercise, directly or indirectly, control, joint control or significant influence over BNP (Singapore).  BNP (Singapore) also advices the Company on the asset sell down process that is currently underway in relation to a portion of our Upstream and Midstream Liquefaction interests.

Breckland Limited

This entity is controlled by Roger Grundy, a director of InterOil, and provides technical and advisory services to the Company on normal commercial terms. Amounts paid or payable to Breckland for technical services during the three month period amounted to $21,923 (Mar 2009 - $nil).

18.	Secured loan

	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Secured loan (OPIC) - current portion	9,000,000	9,000,000	9,000,000
Total current secured loan	9,000,000	9,000,000	9,000,000

Secured loan (OPIC) - non current portion	44,500,000	44,500,000	53,500,000
Secured loan (OPIC) - deferred financing costs	(854,736)	(910,722)	(1,078,681)
Total non current secured loan	43,645,264	43,589,278	52,421,319

Total secured loan	52,645,264	52,589,278	61,421,319

OPIC Secured Loan

On June 12, 2001, the Company entered into a loan agreement with OPIC to secure a project financing facility of $85,000,000.  The loan agreement was last amended under which the half yearly principal payments of $4,500,000 due in December 2006 and June 2007 each were deferred to the end of the loan agreement, being June 30, 2015 and December 31, 2015.  The loan is secured over the assets of the refinery project which have a carrying value of $193,291,242 at March 31, 2010 (Dec 2009 - $195,074,328, Mar 2009 - $201,195,266).

The interest rate on the loan is equal to the treasury cost applicable to each promissory note (at the date of draw down) outstanding plus the OPIC spread (3%).  During the three months ended March 31, 2010 the weighted average interest rate was 6.75% (Mar 2009 – 6.88%) and the total interest expense included in long term borrowing costs was $902,576 (Mar 2009 - $1,074,664).

Consolidated Financial Statements  INTEROIL CORPORATION     24

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

18.	Secured loan (cont’d)

As at March 31, 2010, two installment payments amounting to $4,500,000 each which will be due for payment on June 30, 2010 and December 31, 2010 have been classified into the current portion of the liability.  The agreement contains certain financial covenants which include the maintenance of minimum levels of tangible net worth and limitations on the incurrence of additional indebtedness.  A deposit is also required to be maintained to cover the next installment and interest payment.  As of March 31, 2010, the company was in compliance with all applicable covenants.

Deferred financing costs relating to the OPIC loan of $854,736 (Dec 2009 - $910,722, Mar 2009 - $1,078,681) are being amortized over the period until December 2014 and has been offset against the long term liability in compliance with CICA 3855 Financial Instruments and are being amortized using the effective interest method.

Bank covenants under the above facility currently restrict the payment of dividends by the Company.

19.	Indirect participation interests

	March 31,	December 31,	March 31,
	2010	2009	2009
	$	$	$
Indirect participation interest (PNGDV) - current portion	540,002	540,002	540,002
Total current indirect participation interest	540,002	540,002	540,002

Indirect participation interest (PNGDV) - non current portion	844,490	844,490	844,490
Indirect participation interest ("IPI")	38,796,132	38,715,228	72,471,966
Total non current indirect participation interest	39,640,622	39,559,718	73,316,456

Total indirect participation interest	40,180,624	40,099,720	73,856,458

(i) Indirect participation interest (“IPI”)

The IPI balance relates to $125,000,000 received by InterOil subject to the terms of the agreement dated February 25, 2005 between the Company and a number of investors.  In exchange InterOil had provided the investors with a 25% interest in an eight well drilling program to be conducted in InterOil’s petroleum prospecting licenses 236, 237 and 238.

Under the IPI agreement, InterOil is responsible for drilling eight exploration wells, four of which will be in PPL 238, one in PPL 236, and one in PPL 237.  The location of the other two wells is yet to be determined.  The investors will be able to approve the location of the final two wells to be drilled.  In the instance that InterOil proposes appraisal or completion of an exploration or development well, the investors will be asked to contribute to the completion work in proportion to their IPI percentage and InterOil will bear the remaining cost.  InterOil has made cash calls for the completion, appraisal and development programs performed on the exploration or development wells that form part of the IPI Agreement. These cash calls are shown as a liability when received and reduced as amounts are spent on the extended well programs. Should an investor choose not to participate in the completion works of an exploration well, the investor will forfeit certain rights to the well in question as well as their right to convert into common shares.  InterOil has drilled four exploration wells under the IPI agreement as at March 31, 2010.

The funds of $125,000,000 were partly accounted for as a non-financial liability and partly as a conversion option.  The non-financial liability was initially valued at $105,000,000, being the estimated expenditures to complete the eight well drilling program, and the residual value of $20,000,000 has been allocated to the conversion option presented under Shareholder’s equity.  InterOil paid financing fees and transaction costs of $8,138,741 related to the indirect participation interest on behalf of the indirect participation interest investors in 2005.  These fees have been allocated against the non-financial liability, reducing the liability to $96,861,259.  InterOil will maintain the liability at its initial value until conveyance is triggered on the lapse of the conversion option available to the investors, or they elect to participate in the PDL for a successful well.  InterOil will account for the exploration costs relating to the eight well program under the successful efforts accounting policy adopted by the Company.  All geological and geophysical costs relating to the exploration program will be expensed as incurred and all drilling costs will be capitalized and assessed for recovery at each period.  When an investor elects to participate in a PDL or when the investor forfeits the conversion option, conveyance accounting will be applied.  This entails determination of proceeds for the interests conveyed and the cost of that interest as represented in the ‘Oil and gas properties’ in the balance sheet.  The difference between proceeds on conveyance and capitalized costs to the interests conveyed will be recognized as gain or loss in the Statement of operations following the guidance in ASC 932-360 paragraphs 55-8 and 55-9.

Consolidated Financial Statements  INTEROIL CORPORATION     25

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

19.	Indirect participation interests (cont’d)

Under the agreement, all or part of the 25% initial indirect participation interest could have been converted to a maximum of 3,333,334 common shares in the company, at a price of $37.50 per share, between June 15, 2006 and the later of December 15, 2006, or 90 days after the completion of the eighth well.  Any partial conversion of an indirect participation interest into common shares will result in a corresponding decrease in the investors’ interest in the eight well drilling program.  As at March 31, 2010, the balance of the indirect participation interest that may be converted into shares is a maximum of 527,147 common shares (Dec 2009 – 527,147, Mar 2009 – 2,160,000) as explained below.  Should the option to convert to shares not be exercised, the indirect participation interest in the eight well drilling program will be maintained and distributions from success in these wells will be paid in accordance with the agreement.

From the date of the agreement up to March 31, 2010, the following has occurred:
•
certain IPI investors representing a 3.575% interest in the IPI agreement have exercised their right to convert their interest into common shares resulting in issuance of 476,667 InterOil common shares.  These conversions reduced the initial IPI liability balance of by $13,851,160 and the initial conversion option balance by $2,860,000.

•
certain IPI investors representing a 12.635% interest in the IPI agreement have waived their right to convert their IPI percentage into 1,684,667 common shares.  As a result, conveyance was triggered on this portion of the IPI agreement, which reduced the IPI liability by $25,556,480.  A further $23,397,200 is retained in the balance sheet representing the future remaining obligations in relation to this 12.635% interest.

•
certain IPI investors representing a 4.8364% interest in the IPI agreement have sold their interest to the Company. Detailed disclosure of this transaction is provided in the section ‘Extinguishment of IPI liability’.

As at March 31, 2010, IPI investors with a combined 3.9536% interest in the IPI agreement still have the conversion rights outstanding resulting in a maximum of 527,147 common shares being issued if all these IPI investors choose to exercise their conversion options.

Extinguishment of IPI liability
During September 2009, the Company bought a combined 4.3364% interest in the IPI Agreement from two investors for $56,479,615 which was settled in two tranches of InterOil common shares.  The first tranche of common shares was for 35% of the total consideration and was issued on September 15, 2009.  The second tranche of shares for the remaining 65% of the total consideration was issued on December 15, 2009 based on a ten day VWAP immediately prior to the date of issue.  As part of this transaction a total number of 1,236,666 shares were issued.

During December 2009, the Company bought a further combined 0.5% interest in the IPI Agreement from two investors for $6,500,546 which was settled in two tranches of InterOil common shares.  The first tranche of common shares was for 35% of the total consideration and was issued on December 1, 2009.  The second tranche of shares for the remaining 65% of the total consideration was issued on December 15, 2009 based on a ten day VWAP immediately prior to the date of issue.  As part of this transaction a total number of 108,044 shares were issued.

Management has adopted the extinguishment of the liability model.  Under this model the consideration paid is allocated to the various components involved in the exchange transactions.  These components include:
•
cash calls made from the IPI investors in relation to the completion, appraisal and development program undertaken in Elk and Antelope fields as part of the IPI agreement.  These cash call amounts were previously offset against the capitalized oil and gas properties, and have been reinstated to their full historical cost basis for those programs following this exchange transaction.

•	fair value of the conversion options extinguished as part of the exchange transactions
•
IPI liability extinguished as part of the exchange transactions whereby the difference between the fair value of the shares issued and the book value of the IPI liability has been recorded as an expense in the statement of operations

(ii) Indirect participation interest – PNGDV

As at March 31, 2010, the balance of the PNG Drilling Ventures Limited ("PNGDV") indirect participation interest in the Company’s phase one exploration program within the area governed by petroleum prospecting licenses 236, 237 and 238 is $1,384,492 (Dec 2009 - $1,384,492, Mar 2009 - $1,384,492).  This balance is based on the initial liability recognized in 2006 of $3,588,560 relating to its obligation to drill the four exploration wells on behalf of the investors, being reduced by amounts already incurred in fulfilling the obligation.  PNGDV has a 6.75% interest in the four exploration wells starting with Elk-1 (with an additional two exploration wells to be drilled after Elk-4/A).  PNGDV also has the right to participate in the 16 wells that follow the first four mentioned above up to an interest of 5.75% at a cost of $112,500 per 1% per well (with higher amounts to be paid if the depth exceed 3,500 meters and the cost exceeds $8,500,000).

During the three months ended March 31, 2010, $nil (Mar 2009 – $nil) of geological and geophysical costs and drilling costs have been allocated against this liability.  PNGDV liability has been accounted using conveyance accounting as there are no conversion options attached to the liability, unlike the IPI non-financial liability noted above.

Consolidated Financial Statements  INTEROIL CORPORATION     26

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

19.	Indirect participation interests (cont’d)

(iii) PNG Energy Investors

In addition to the above, PNG Energy Investors (“PNGEI”), an indirect participation interest investor who converted all of its interest to common shares in fiscal year 2004, has the right to participate up to a 4.25% interest in 16 wells commencing from exploration wells numbered 9 to 24.  As at the end of March 31, 2010 we have drilled 6 exploration wells since inception of our exploration program within PPL 236, 237 and 238 in Papua New Guinea.  In order to participate, PNGEI would be required to contribute a proportionate amount of drilling costs related to these wells.

20.	Non controlling interest

The non controlling interest as at March 31, 2010 relates to Petroleum Independent and Exploration Corporation’s (“PIE Corp.”) 0.01% minority shareholding in SPI InterOil LDC.  InterOil has entered into an agreement with PIE Corp. under which PIE Corp. can exchange its remaining 5,000 shares of SPI InterOil LDC for Common Shares on a one-for-one basis.  This election may be made by PIE Corp. at any time.

21.	Share capital

The authorized share capital of the Company consists of an unlimited number of common shares with no par value.  Each common share entitles the holder to one vote.

Common shares - Changes to issued share capital were as follows:

	Number of shares	$
January 1, 2009	35,923,692	373,904,356

Shares issued on exercise of options under Stock Incentive Plan	231,750	6,818,814
Shares issued on buyback of LNG Interest (note 14)	499,834	11,250,000
Shares issued on debenture conversions (note 24)	3,159,000	77,089,722
Shares issued on debenture interest payments (note 24)	70,548	2,352,084
Shares issued on registered direct offering	2,013,815	70,443,248
Shares issued on exercise of warrants	302,305	8,522,978
Shares issued on buyback of IPI#3 Interest	1,344,710	62,980,161

December 31, 2009	43,545,654	613,361,363

Shares issued on exercise of options under Stock Incentive Plan	160,000	6,204,479

March 31, 2010	43,705,654	619,565,842

22.	8% subordinated debentures

On May 13, 2008, the Company completed the issue of $95,000,000 unsecured 8% subordinated convertible debentures with a maturity of five years.  The debenture holders had the right to convert their debentures into common shares at any time at a conversion price of $25.00 per share.  The Company had the right to require the debenture holders to convert if the daily Volume Weighted Average Price (“VWAP”) of the common shares is at or above $32.50 for at least 15 consecutive trading days.  Accrued interest on these debentures was to be paid semi-annually in arrears, in May and November of each year, commencing November 2008.

Based on guidance under CICA 3863, the debentures were assessed based on the substance of the contractual arrangement in determining whether it exhibits the fundamental characteristic of a financial liability or equity.  Management had assessed that the debenture instrument mainly exhibits characteristics that are liability in nature; however, the embedded conversion feature was equity in nature and needed to be bifurcated and disclosed separately within equity.  Management applied residual basis and had valued the liability component first and assigned the residual value to the equity component.

Consolidated Financial Statements  INTEROIL CORPORATION     27

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

22.	8% subordinated debentures (cont’d)

Management had fair valued the liability component by discounting the expected interest payments using a nominal rate of 13.5% being Management’s estimate of the expected interest payments for a similar instrument without the conversion feature.  The liability component was valued at $81,933,311 and the remaining balance of $13,066,689 was allocated to the equity component before offsetting transaction costs.

The placement fee of $5,700,000 paid to the investors in common shares of the Company was treated to be in the nature of a debt discount and was offset against the liability component.  The transaction costs relating to the issue amounting to $219,966 has been split based on the percentages allocated to the liability and equity components; the costs relating to the liability component of $189,711 has been offset against the liability component, and costs relating to the equity component of $30,255 have been allocated against the equity component recognized.

The liability component on initial recognition after adjusting for the placement fee and transaction costs amounted to $76,043,600 and the equity component amounted to $13,036,434.  The liability component will be accreted over the five year maturity period to bring the liability back to the carrying value.  The accretion expense relating to the debenture liability for the three months ended March 31, 2010 was $nil (Mar 2009 - $727,773).  In addition to the accretion, interest at 8% per annum has been expensed for the three months ended March 31, 2010 amounting to $nil (Mar 2009 - $1,597,430).  The interest payable up to May 9, 2009 was paid in a combination of cash and shares.

During the year ended December 31, 2008, certain debenture holders exercised their conversion rights for $16,025,000 resulting in issue of 641,000 common shares of the Company.  During May 2009, a further 755,000 debentures amounting to $18,875,000 were converted into common shares of the Company.  On June 8, 2009, all remaining debentures outstanding were converted into common shares due to a mandatory conversion resulting from the daily VWAP of the common shares being above $32.50 for at least 15 consecutive trading days.  The remaining book value of the liability and equity portion on the date of mandatory conversion was transferred to share capital to record this conversion.  As at March 31, 2010, of the 3,800,000 convertible debentures issued, nil (Mar 2009 – 3,159,000), were outstanding.

23.	Stock compensation

Stock options
Options are issued at no less than market price to directors, certain employees and to a limited number of contractor personnel.  Options are exercisable for common shares on a 1:1 basis. Options vest at various dates in accordance with the applicable individual option agreements, vesting generally between one to four years after the date of grant, have an exercise period of three to five years after the date of grant, and are subject to the option plan rules.  Upon resignation or retirement, vested options must generally be exercised within 90 days or before expiry of the options if this occurs earlier.

	Quarter ended March 31,
	2010		2009
Stock options outstanding	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $
Outstanding at beginning of period	1,838,500	22.07	1,839,500	20.18
Granted	-	-	120,000	15.79
Exercised	(160,000)	(25.51)	(60,000)	(14.48)
Forfeited	-	-	(49,000)	(30.39)
Expired	-	-	(45,000)	(34.18)
Outstanding at end of period	1,678,500	21.74	1,805,500	20.44

At March 31, 2010, in addition to the options outstanding as per the above table, there were an additional 1,753,100 (Dec 2009 – 1,753,100, Mar 2009 – 218,500) common shares reserved for issuance under the Company’s 2009 stock option plans as approved on June 19, 2009.

Consolidated Financial Statements  INTEROIL CORPORATION     28

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

23.	Stock compensation (cont’d)

Options issued and outstanding				Options exercisable
Range of exercise prices $	Number of options	Weighted average exercise price $	Weighted average remaining term (years)	Number of options	Weighted average exercise price $
8.01 to 12.00	545,000	9.81	3.66	175,000	9.83
12.01 to 24.00	495,000	17.23	2.38	375,000	16.06
24.01 to 31.00	186,000	28.05	2.65	177,000	27.95
31.01 to 41.00	302,500	35.09	6.13	122,500	35.98
41.01 to 51.00	150,000	45.28	5.21	75,000	43.22
	1,678,500	21.74	4.22	924,500	22.00

Aggregate intrinsic value of the 1,678,500 options issued and outstanding as at March 31, 2010 is $22,502,590. Aggregate intrinsic value of 924,500 options exercisable as at March 31, 2010 is $12,423,761.

The weighted-average grant-date fair value of options granted during the three months ended March 31, 2010 was $nil (Mar 2009 - $10.39).  The total intrinsic value of options exercised during the three months ended March 31, 2010 was $2,123,063 (Mar 2009 - $401,393).  Cash received from option exercise under all share-based payment arrangements for the three months ended March 31, 2010 was $4,081,415 (Mar 2009 - $868,800).

The fair value of the nil (Mar 2009 – 120,000) options granted subsequent to January 1, 2010 has been estimated at the date of grant in the amount of $nil (Mar 2009 - $1,243,937) using a Black-Scholes pricing model.  An amount of $886,920 (Mar 2009 - $1,424,453) has been recognized as compensation expense for the three months ended March 31, 2010.  The current period compensation expense of $886,920 (Mar 2009 - $1,424,453) was adjusted against contributed surplus under equity, out of which $2,123,063 (Mar 2009 - $401,393) was transferred to share capital on exercise of options, leaving a net debit impact of $1,236,143 (Mar 2009 – credit of $1,023,060) on contributed surplus.

The assumptions contained in the Black Scholes pricing model are as follows:

Year	Period	Risk free interest rate (%)	Dividend yield	Volatility (%)	Weighted average expected life for options
2009	Oct 1 to Dec 31	1.5	-	89	6.0
2009	Jun 1 to Sep 30	1.7	-	83	3.0
2009	Apr 1 to Jun 30	1.4	-	83	5.0
2009	Jan 1 to Mar 31	1.1	-	83	5.0

Restricted stock
Restricted stock may be issued to directors, certain employees and to a limited number of contractor personnel under the Company's 2009 stock option plan.  Restricted stock vests at various dates in accordance with the applicable restricted stock agreement, vesting generally between one to four years after the date of grant.

	Quarter ended March 31,
	2010		2009
Stock units outstanding	Number of Stock units	Weighted Average Grant Date Fair Value per stock unit $	Number of Stock units	Weighted Average Grant Date Fair Value per stock unit $
Outstanding at beginning of period	41,400	68.55	-	-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Total	41,400	68.55	-	-

Consolidated Financial Statements  INTEROIL CORPORATION     29

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

23.	Stock compensation (cont’d)

An amount of $578,710 (Mar 2009 - $nil) has been recognized as compensation expense for the three months ended March 31, 2010.  The current period compensation expense of $578,710 (Mar 2009 - $nil) was adjusted against contributed surplus under equity.

24.	Warrants

In 2004, InterOil issued five-year warrants to purchase 359,415 common shares at an exercise price equal to $21.91.  A total of nil (Mar 2009 – 337,252) were outstanding at March 31, 2010.  The warrants were exercisable between August 27, 2004 and August 27, 2009.  The warrants were recorded at the fair value calculated at inception as a separate component of equity.  The fair value was calculated using a Black-Scholes pricing model with the following assumptions: risk-free interest rate of 2.5%, dividend yield of nil, volatility factor of the expected market price of the Company’s common stock of 45% and a weighted average expected life of the warrants of five years.  During the quarter ended September 30, 2009, 302,305 of the warrants were exercised and converted into common shares.

All unexercised warrants lapsed on August 27, 2009 and the fair value of these lapsed warrants were transferred to contributed surplus within Shareholders’ equity.

25.	Earnings/(Loss) per share

Conversion options, stock options and restricted stock units totaling 2,252,047 common shares at prices ranging from $9.80 to $68.55 were outstanding as at March 31, 2010 but were not included in the computation of the diluted loss per share for the quarter ended March 31, 2010 because they caused the loss per share to be anti-dilutive.  However, the dilutive instruments outstanding at March 31, 2009 were included in the computation of the diluted earnings per share for the quarter ended March 31, 2009.

Potential dilutive instruments outstanding	Number of shares March 31, 2010	Number of shares March 31, 2009
Employee stock options	1,678,500	1,805,500
Employee Restricted Stock	41,400	-
IPI Indirect Participation interest - conversion options	527,147	2,160,000
8% Convertible debentures	-	3,159,000
Warrants	-	337,252
Others	5,000	5,000
Total stock options/shares outstanding	2,252,047	7,466,752

The income available to the common shareholders and the income available to the dilutive holders, used in the calculation of the numerator in both the normal and diluted EPS calculation is the net profit/loss as per Consolidated Statement of Operations.  This is due to the fact that the inclusion of convertible securities under ‘if-converted’ method in the calculation would result in the EPS being anti-dilutive.

The reconciliation between the ‘Basic’ and ‘Basic and Diluted’ shares, used in the calculation of the denominator in the EPS calculation is as follows:

	Quarter ended
	March 31,	March 31,
	2010	2009

Basic	43,582,965	35,780,538
Employee options (using treasury stock method)	-	231,990
Diluted	43,582,965	36,012,528

Consolidated Financial Statements  INTEROIL CORPORATION     30

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

26.	Commitments and contingencies

Commitments

Payments due by period contractual obligations are as follows:

	Total	Less than 1 year	1-2 years	2-3 years	3-4 years	4-5 years	More than 5 years
	'000	'000	'000	'000	'000	'000	'000
Secured loan	53,500	9,000	9,000	9,000	9,000	9,000	8,500
Indirect participation interest - PNGDV (note 19)	1,384	540	844	-	-	-	-
PNG LNG Inc. Joint Venture (proportionate share of commitments)	30	28	2	-	-	-	-
Petroleum prospecting and retention licenses (a)	83,000	4,500	9,500	20,000	14,850	34,150	-
	137,914	14,068	19,346	29,000	23,850	43,150	8,500

(a)
The amount pertaining to the petroleum prospecting and retention licenses represents the amount InterOil has committed as a condition on renewal of these licenses.  Of this $83.0 million commitment, as at March 31, 2010, Management estimates that $46,454,501 would satisfy the commitments in relation to the IPI investors.

Contingencies:
The Company's Chief Executive Officer, Phil Mulacek, and his controlled entities Petroleum Independent & Exploration Corporation and P.I.E. Group, LLC, together with the Company and certain of its subsidiaries, are defendants in Todd Peters, et. al. v. Phil Mulacek et. al.; Cause No. 05-040-03592-CV; pending in the 284th District Court of Montgomery County, Texas.  The plaintiffs are members of a partnership that bought a modular oil refinery that was subsequently, through a series of transactions, sold to a subsidiary of the Company.  Plaintiffs contend that Mr. Mulacek and his controlled entities breached fiduciary duties owed to the plaintiffs and also assert claims for common law fraud, fraudulent inducement, statutory fraud, securities fraud, breach of contract, investor oppression, conversion, theft, money had and received, and tortious interference with a contract.  Plaintiffs assert claims both individually and, in the alternative, derivatively on behalf of the partnership.  Plaintiffs seek to impose liability on the Company and certain of its subsidiaries for those alleged acts through claims of ratification, conspiracy, aiding and abetting, joint enterprise, and knowing participation in the breach of another's fiduciary duty.  Plaintiffs further seek to impose liability on the Company and certain of its subsidiaries directly through the claims of conversion, theft, constructive trust and tortious interference with a contract.  In late July 2009, plaintiffs amended their petition adding sixteen new plaintiffs.  Plaintiffs have proposed numerous alternative methods of calculating their alleged damages, all of which are based at least partially on the Company's share price.  Thus, it is difficult to determine the total amount of actual damages plaintiffs' seek and any such amount would fluctuate along with the Company’s share price.  If, however, plaintiffs are successful in obtaining a favorable verdict, actual damages could exceed $125,000,000.  Plaintiffs also seek unspecified punitive damages, attorneys' fees, expenses and court costs.  The case is set for trial on November 29, 2010.  The Company and other defendants are vigorously contesting the matter.  If however, plaintiffs succeed in obtaining a judgment in the amount they seek, it could have a material adverse effect on the Company or its subsidiaries.  The Company has not provided for any amounts in relation to this matter.

In addition to the above, from time to time the Company is involved in various claims and litigation arising in the normal course of business.  While the outcome of these matters is uncertain and there can be no assurance that such matters will be resolved in the Company’s favor, the Company does not currently believe that the outcome of adverse decisions in any pending or threatened proceedings related to these and other matters or any amount which it may be required to pay by reason thereof would have a material adverse impact on its financial position, results of operations or liquidity.

ICCC review of Downstream maximum margin
InterOil is also a significant participant in the retail and wholesale distribution business in Papua New Guinea.  The ICCC regulates the maximum prices that may be charged by the wholesale and retail hydrocarbon distribution industry in Papua New Guinea.  The Downstream business may charge less than the maximum margin set by the ICCC in order to maintain its competitiveness with other participants in the market.  In June 2009, the ICCC commenced a review into the pricing arrangements for petroleum products in Papua New Guinea.  The last such review was undertaken during 2004 and was due to expire on December 31, 2009. The purpose of the review is to consider the extent to which the existing regulation of price setting arrangements at both wholesale and retail levels should continue or be revised for the next five year period. We have provided detailed submissions to the ICCC.  The ICCC have most recently advised that its final report will be issued in early June 2010.  It is possible that the ICCC may determine to increase regulation of pricing and reduce the margins able to be obtained by our distribution business.  Such a decision, if made, may negatively affect our downstream business and require a review of its operations.

27.	Subsequent events

There are no subsequent events that require disclosure.

Consolidated Financial Statements  INTEROIL CORPORATION     31